Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-139733 on Form S-8 of our report dated June 24, 2016, relating to the financial statements and supplemental schedule of the Bank of North Carolina Savings & Profit Sharing Plan, appearing in this Annual Report on Form 11-K of BNC Bancorp as of December 31, 2015.

/s/ Cherry Bekaert LLP

Raleigh, North Carolina
June 24, 2016